                    Filed Pursuant to Rule 424(b)(3) and (c)
                             File Number 333-36152

                PROSPECTUS SUPPLEMENT NO. 1 DATED July 25, 2000
                        to Prospectus Dated May 30, 2000

                        INHALE THERAPEUTIC SYSTEMS, INC.
                                  $230,000,000
                                       of
                       5% Convertible Subordinated Notes
                              due February 8, 2007
                                      and
                        2,998,305 Shares of Common Stock
                     Issuable Upon Conversion of the Notes

    This prospectus supplement supplements the prospectus dated May 30, 2000 of Inhale Therapeutic Systems, Inc. relating to the public offering and sale by selling security holders described below. This prospectus supplement contains information on ownership of principal amount of notes beneficially owned and offered and shares of our common stock issuable upon conversion of the notes. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

                            SELLING SECURITY HOLDERS

    The table on pages 41, 42, 43 and 44 of the prospectus setting forth information concerning the selling security holders is amended by the addition of the following information to that table:

                                                                         COMMON
                                                       PRINCIPAL          STOCK                         COMMON
                                                    AMOUNT OF NOTES     ISSUABLE                      STOCK OWNED
                                                     BENEFICIALLY         UPON                           AFTER
                                                       OWNED AND      CONVERSION OF   COMMON STOCK   COMPLETION OF
             SELLING SECURITY HOLDER                  OFFERED (1)     THE NOTES (1)     OFFERED      THE OFFERING
--------------------------------------------------  ---------------   -------------   ------------   -------------
American Masters Fund/"AG Absolute Return Series"
  Ltd.............................................    $   500,000(2)       6,518              --              --
Angelo, Gordon & Co., L.P.........................    $ 1,450,000(2)      18,902              --              --
Bankers Trust Trustee for Daimler Chrysler Corp
  EMP #1 Pension Plan DTD 4/1/89..................    $   915,000(2)      11,928              --              --
Credit Suisse First Boston Corporation............    $ 1,680,000(2)      21,900              --              --
Franklin & Marshall College.......................    $    60,000(2)         782              --              --
Independent Blue Cross............................    $   100,000          1,303              --              --
Michael Angelo, L.P...............................    $ 1,450,000(2)      18,902              --              --
Morgan Stanley Dean Witter Convertible Securities
  Trust...........................................    $ 1,000,000(2)      13,036              --              --
KBC Financial Products............................    $ 2,000,000         26,072              --              --
Ohio Bureau of Workers Compensation...............    $   120,000          1,564              --              --
Penn Treaty Network America Insurance Co..........    $    75,000(2)         977              --              --
Ramius, L.P.......................................    $   800,000(2)      10,428              --              --
RCG Baldwin, L.P..................................    $ 1,000,000(2)      13,036              --              --
RCG Multi-Strategy Account, L.P...................    $   900,000(2)      11,732              --              --
Shell Pension Trust...............................    $   200,000          2,607              --              --
State Street Bank Custodian for GE Pension
  Trust...........................................    $   450,000(2)       5,866              --              --
Triarc Companies, Inc.............................    $   500,000(2)       6,518              --              --
Tribeca Investments LLC...........................    $ 5,000,000(2)      65,180              --              --

--------------------------

(1) Amounts indicated may be in excess of the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act since the date upon which the selling holders provided to us in the information regarding their notes.

(2) Amounts listed are in addition to the principal amount of notes beneficially owned and offered by the selling holder already included in the prospectus.

Information concerning the selling holders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the conversion rate and therefore, the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of notes and the number of shares of common stock into which the notes are convertible may increase or decrease.